Exhibit 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2005 Stock Incentive Plan of Novavax, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of Novavax, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, Novavax, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Novavax, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
January 9, 2006